EXHIBIT 1

                        WATER CHEF, INC. AND SUBSIDIARIES

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                 March 31, 1998


Common Shares outstanding
beginning of period                          $36,606,792

Effect of weighted Shares:
   Shares issued                              36,606,792


The net loss per share was
 calculated as follows:

Net Loss                                         339.622

Weighted shares                               36,606,792

           NET PROFIT (LOSS) PER COMMON AND COMMON EQUIVALENT SHARES

Net loss per share                           $      (.01)